================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         KEY PRODUCTION COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             ---------------------
                                     K E Y
                             ---------------------
                                  PRODUCTION
                                 COMPANY, INC.
                             ---------------------

                                  SUITE 3300
                            707 SEVENTEENTH STREET
                          DENVER, COLORADO 80202-3404

                                  ----------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          THURSDAY, MAY 7, 1998, AT 2:30 P.M., MOUNTAIN DAYLIGHT TIME

                                  ----------

                                MARRIOTT HOTEL
                            1701 CALIFORNIA STREET
                               DENVER, COLORADO

                                  ----------

                                                                 March 31, 1998

Fellow Stockholders:

   You are cordially invited to attend the 1998 Annual Meeting of Stockholders to:

      .Elect three directors; and

      .Conduct other business properly brought before the meeting.

   Your vote is important. Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

   We will also give you a brief report on the operations and direction of the Company. I hope you will be able to attend. We hope you like the new simplified format of this proxy statement.

                                       [SIGNATURE OF F. H. MERELLI]

                                       F. H. Merelli
                                       Chairman, President
                                       and Chief Executive Officer

                             ---------------------
                                      KEY
                             ---------------------
                                  PRODUCTION
                                 COMPANY, INC.
                             ---------------------

  The board of directors of Key Production Company, Inc. is soliciting proxies to be used at the 1998 annual meeting. This proxy statement and form of proxy will be mailed to stockholders commencing March 31, 1998.

                         ATTENDANCE AND VOTING MATTERS

VOTING METHODS

  You can vote on matters to come before the meeting in two ways:

      .  You can come to the Annual Meeting and cast your vote there; or

      . You can vote by signing and returning the enclosed proxy card. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

  Each share of Key Production stock you own (as of the March 18, 1998 record date) entitles you to one vote. The number of shares you own is shown on your proxy card to the right of your name, under the number set off with asterisks. As of March 18, 1998, there were 11,498,345 shares of Key Production common stock outstanding.

THE QUORUM REQUIREMENT

  A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of Key Production stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

VOTE NECESSARY FOR ACTION

  Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Other action is by an affirmative vote of the majority of the shares present at the meeting. Abstentions and broker non-votes have the effect of a no vote on matters other than director elections. Stockholders are not allowed to cumulate votes in the election of directors.

MATTERS RAISED AT THE MEETING NOT INCLUDED IN THIS STATEMENT

  We do not know of any matters to be acted upon at the meeting, other than those discussed in this statement. If any other matter is presented on which a vote may properly be taken, the proxies will use their best judgement in casting their vote.

TABULATION OF VOTES

  Continental Stock Transfer & Trust Company, New York, the Company's transfer agent, will determine whether a quorum exists, receive proxies and ballots, tabulate the vote and serve as inspector of election at the meeting.

                     THE KEY PRODUCTION BOARD OF DIRECTORS

STRUCTURE

  Our bylaws provide that the board of directors establishes the number of directors. It currently has set the number at three directors. The member's terms are for one year, unless they resign earlier or are removed. The term continues until a successor is elected and qualified. The three directors to be elected at this annual meeting of stockholders will serve commencing upon their election and qualification until the annual meeting of stockholders in 1999.

  Each director has been nominated by the board of directors for election for an additional one-year term. Unless you instruct the proxies differently on your proxy card, the proxies will vote for these nominees. If a nominee is unavailable for election, the proxy holders will vote for another nominee proposed by the board. The proxies cannot vote for more than three directors. We know of no proposed nominee for director who is unwilling or unable to serve.

DIRECTORS NOMINATED FOR RE-ELECTION

  F.H. MERELLI, 61, has been chairman of the board of directors, president and chief executive officer of the Company since September 9, 1992. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation, and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988. Mr. Merelli has been a director of Apache Corporation since July 1997.

  CORTLANDT S. DIETLER, 76, has been a member of the board of directors of the Company since September 9, 1992. He has been the chairman and chief executive officer of TransMontaigne Oil Company since April 1995. He was the founder, chairman and chief executive officer of Associated Natural Gas Corporation prior to its 1994 merger with Panhandle Eastern Corporation (now Duke Energy Corporation). He also serves as a director of Hallador Petroleum Company, Forest Oil Corporation and Grease Monkey Holding Corporation. His industry affiliations include: member of the National Petroleum Council; director of the American Petroleum Institute; past director of the Independent Petroleum Association of America; and director, past president and life member of the Rocky Mountain Oil & Gas Association.

  L. PAUL TEAGUE, 63, has been a member of the board of directors of the company since August 20, 1996. He retired in 1994 from his position as vice president, Western Region, Texaco Exploration & Producing Inc. in Denver. Other positions in his 35 years with Texaco included division manager of the New Orleans Division, Eastern Producing Department; vice president, New Orleans Producing Division of Texaco USA; and vice president, Producing Department, Texaco USA in Houston. Industry affiliations include: chairman of the API Executive Committee on Drilling and Production Practices; president of the Colorado Petroleum Association; director and executive committee member of the Rocky Mountain Oil & Gas Association; and executive committee member of the Louisiana Oil & Gas Association.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

  In 1997, our full board formally met two times. In addition to meetings of the full board, directors attended meetings of board committees. Each member of the board of directors attended 100 percent of the formal meetings of the board and the committees on which he served.

  In addition to formally convened directors' meetings, several informal telephone conferences or meetings between senior management and board members were usually held during each month. Other board action throughout the year was accomplished by written consent, after informal discussion among the board members.

  Our board has two standing committees that serve a critical function for Key Production and its stockholders.

  The AUDIT COMMITTEE reviews management's independent accountant selection and makes recommendations to the board based on that review. The committee reviews the independent accountants' application of audit and review programs and procedures, as well as the scope and results of audit examinations. It also examines professional services provided by the accountants and evaluates audit costs and related fees. Additionally, the audit committee reviews the financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee members are Cortlandt S. Dietler and
L. Paul Teague. The audit committee formally met two times during 1997.

  The COMPENSATION COMMITTEE reviews Key Production's compensation practices, determines compensation for the chief executive officer and other executive officers and administers several of the Company's compensation plans. The compensation committee members are Cortlandt S. Dietler and L. Paul Teague. The compensation committee formally met one time during 1997.

  The board of directors does not have a nominating committee.

DIRECTOR COMPENSATION

  Of our current board members, only one, Mr. Merelli, is a salaried employee of Key Production. Board members who are not employees receive no compensation for their affiliation with the Company, other than the stock options granted under the Stock Option Plan for Non-Employee Directors. The directors are also reimbursed for their actual expenses related to attending board meetings.

  Upon his election to the board, Mr. Dietler was granted stock options for 45,000 shares on December 9, 1992, at an exercise price of $2.875 per share. These options vested at a rate of one-third per year over three years. In recognition of his continued service to Key Production, Mr. Dietler was also granted additional stock options for 22,500 shares on January 26, 1997, at an exercise price of $11.375 per share. These options vest at the rate of one-third per year over three years.

  Upon his election to the board, Mr. Teague was granted stock options for 45,000 shares on August 19, 1996, at an exercise price of $8.125 per share. These options vest at the rate of one-third per year over three years.

                        OWNERS OF KEY PRODUCTION STOCK

         PERSONS OWNING MORE THAN FIVE PERCENT OF KEY PRODUCTION STOCK
                            (AS OF MARCH 18, 1998)

NAME AND ADDRESS              SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------              -------------------------             ----------------
F.H. Merelli(/1/)                     1,018,982                      8.32%
707 Seventeenth Street
Suite 3300
Denver, Colorado 80202

--------
(/1/) Mr. Merelli is chairman, president and chief executive officer of the Company. The total number of shares includes options for 750,000 shares. (See "Key Production Stock Owned by Officers and Directors" below.)

             KEY PRODUCTION STOCK OWNED BY OFFICERS AND DIRECTORS
                            (AS OF MARCH 18, 1998)

              NAME              SHARES BENEFICIALLY OWNED*    PERCENT OF CLASS*
              ----              --------------------------    -----------------
   F.H. Merelli                         1,018,982 (/1/)(/5/)         8.32%
   Cortlandt S. Dietler                   121,000 (/2/)              1.05%
   L. Paul Teague                          47,000 (/3/)              0.41%
   Monroe W. Robertson                    201,688 (/4/)(/5/)         1.33%
   Cathy L. Anderson                       69,000 (/6/)              0.60%
   Stephen P. Bell                        186,000 (/7/)              1.59%
   All directors and executive
    officers as a group
    (including the above named
    persons)                            1,597,088 (/8/)             12.51%

--------
* Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. (/1/) Includes 152,300 shares held in Mr. Merelli's IRA account, options for
      500,000 shares, all of which are vested, and options for 250,000 shares, one-third of which vested January 27, 1998, with an additional one-third vesting on each subsequent anniversary date.
(/2/) Includes options for 45,000 shares all of which are vested and options for 22,500 shares, one-third of which vested January 27, 1998, with an additional one-third vesting on each subsequent anniversary date.
(/3/) Includes options for 45,000 shares, one-third of which vested August 20, 1997, with an additional one-third vesting on each subsequent anniversary date.
(/4/) Includes options for 80,000 shares of common stock all of which are vested and options for 75,000 shares, one-third of which vested January 27, 1998, with an additional one-third vesting on each subsequent anniversary date.
(/5/) Includes 46,582 shares held by Messrs. Merelli and Robertson as Trustees of the Company's 401(k) retirement plan.
(/6/) Includes options for 39,000 shares of common stock all of which are vested and options for 30,000 shares, one-third of which vested January 27, 1998, with an additional one-third vesting on each subsequent anniversary date.
(/7/) Includes options for 120,000 shares of common stock all of which are vested and options for 60,000 shares, one-third of which vested January 27, 1998, with an additional one-third vesting on each subsequent anniversary date.
(/8/) Includes options for 1,266,500 shares of common stock, vesting at various dates beginning September 1, 1993. The 46,582 shares held by Mssrs. Merelli and Robertson as Trustees of the Company's 401(k) retirement plan were only counted once in this calculation.

                        KEY PRODUCTION COMPANY OFFICERS

  F.H. MERELLI, 61, has been chairman of the board of directors, president and chief executive officer of the Company since September 9, 1992. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation, and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988. Mr. Merelli has been a director of Apache Corporation since July 1997.

  MONROE W. ROBERTSON, 48, has been with the Company since September 10, 1992. Since February 1994, he has served as senior vice president and corporate secretary and prior to that time as vice president and corporate secretary. From August 1988 to July 1992, he was employed by Apache Corporation in various capacities, the most recent of which was director of operational planning. From 1986 to 1988, Mr. Robertson was director of corporate planning for Terra Resources, Inc. From 1973 to 1986, Mr. Robertson was employed by Gulf Oil Corporation in various engineering and management positions.

  CATHY L. ANDERSON, 42, has been controller of the Company since January 15, 1993. From July 1985 to January 1993, Ms. Anderson was employed by Arthur Andersen LLP, a public accounting firm, in various capacities, the most recent of which was audit manager.

  STEPHEN P. BELL, 43, has been vice president--land of the Company since February 2, 1994. From March 1991 to February 1994, he was president of Concord Reserve, Inc., a privately-held independent oil and gas company. He was employed by Pacific Enterprises Oil Company (formerly Terra Resources, Inc.) as mid-continent regional manager from February 1990 to February 1991 and as land manager from August 1985 to January 1990.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                      -------------------------------------------------------
                                                   LONG-TERM
                           ANNUAL COMPENSATION    COMPENSATION
-----------------------------------------------------------------------------
                                                   SECURITIES
                                                   UNDERLYING   ALL OTHER
   NAME AND POSITION     YEAR SALARY(/1/)  BONUS    OPTIONS    COMPENSATION
-----------------------------------------------------------------------------
F.H. Merelli,            1997  $175,102     --      250,000       $9,097(/2/)
 Chairman, President     1996  $168,852     --         --         $8,916
 and CEO                 1995  $150,000     --         --         $7,877
-----------------------------------------------------------------------------
Monroe W. Robertson,     1997  $149,380     --       75,000       $5,838(/3/)
 Senior Vice President   1996  $141,438   $19,536      --         $6,500
 and Corporate Secretary 1995  $130,241     --         --         $5,300
-----------------------------------------------------------------------------
Cathy L. Anderson,       1997  $ 92,392   $12,830    30,000       $3,957(/4/)
 Controller              1996  $ 85,635   $12,163      --         $4,669
                         1995  $ 81,089   $10,000    20,000       $3,713
-----------------------------------------------------------------------------
Stephen P. Bell,         1997  $ 91,732   $60,000    60,000       $5,961(/5/)
 Vice President--Land    1996  $ 85,789     --         --         $3,418
                         1995  $ 78,437   $10,000      --         $3,537
-----------------------------------------------------------------------------

(/1/) Includes amounts earned but deferred at the election of the officer.

(/2/) Includes the Company's matching contribution of $7,032 pursuant to the Company's 401(k) plan in which all employees are eligible to participate, and the one-year term cost of life insurance provided for the Chief Executive Officer in the amount of $2,065.

(/3/) Includes the Company's matching contribution of $5,838 pursuant to the Company's 401(k) plan in which all employees are eligible to participate.

(/4/) Includes the Company's matching contribution of $3,957 pursuant to the Company's 401(k) plan in which all employees are eligible to participate.

(/5/) Includes the Company's matching contribution of $5,961 pursuant to the Company's 401(k) plan in which all employees are eligible to participate.

                             OPTION GRANTS IN 1997

                                                          --------------------
                                                         POTENTIAL REALIZABLE
                                                        VALUE AT ASSUMED RATES
                                                        OF STOCK APPRECIATION
                                                           FOR OPTION TERM
------------------------------------------------------------------------------
             NUMBER OF   PERCENTAGE EXERCISE
             SECURITIES   OF TOTAL  OR BASE
             UNDERLYING   OPTIONS    PRICE
              OPTIONS    GRANTED TO   PER    EXPIRATION
NAME        GRANTED(/1/) EMPLOYEES   SHARE      DATE        5%         10%
------------------------------------------------------------------------------
F.H.
 Merelli      250,000        50%    $11.375   1/26/07   $1,788,500 $ 4,532,250
------------------------------------------------------------------------------
Monroe W.
 Robertson     75,000        15%    $11.375   1/26/07   $  536,550 $ 1,359,675
------------------------------------------------------------------------------
Cathy L.
 Anderson      30,000         6%    $11.375   1/26/07   $  214,620 $   543,870
------------------------------------------------------------------------------
Stephen P.
 Bell          60,000        12%    $11.375   1/26/07   $  429,240 $ 1,087,740
------------------------------------------------------------------------------

(/1/Options)vest at the rate of one-third per year and were granted January
    26, 1997. These options were granted under the Company's 1992 Stock Option Plan at an exercise price equal to the fair market value of the common stock on the date of grant.


                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                  ---------------------------------------------------------------------
                                                  NUMBER OF
                                            SECURITIES UNDERLYING            VALUES OF UNEXERCISED
                                             UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                              AT 1997 YEAR-END                  AT 1997 YEAR-END
-------------------------------------------------------------------------------------------------------
                      NUMBER OF
                       SHARES
                     ACQUIRED ON  VALUE
NAME                  EXERCISE   REALIZED EXERCISABLE    UNEXERCISABLE   EXERCISABLE(/1/) UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
F.H. Merelli             --         --      500,000(/2/)      --            $3,750,000         --
                         --         --        --            250,000(/3/)        --             --
-------------------------------------------------------------------------------------------------------
Monroe W. Robertson    20,000    $148,750    80,000(/4/)      --            $  640,000         --
                         --         --        --             75,000(/3/)        --             --
-------------------------------------------------------------------------------------------------------
Cathy L. Anderson        --         --       19,000(/5/)      --            $  151,411         --
                         --         --       13,333(/6/)      6,667(/6/)    $   75,000       $37,500
                         --         --        --             30,000(/3/)        --             --
-------------------------------------------------------------------------------------------------------
Stephen P. Bell          --         --      120,000(/7/)      --            $  900,000         --
                         --         --        --             60,000(/3/)        --             --
-------------------------------------------------------------------------------------------------------

(/1/) Amount represents the $10.50 closing price of the Company's common stock on December 31, 1997, on the New York Stock Exchange, less the exercise price multiplied by the number of exercisable/unexercisable stock options at December 31, 1997, that had an exercise price less than the market value at that date.
(/2/) Options were granted September 1, 1992, and vested at a rate of one-third per year over three years. These options were not granted under the Company's 1992 Stock Option Plan.
(/3/) Options were granted on January 26, 1997, and will vest at a rate of one-third per year over three years. These options were granted under the Company's 1992 Stock Option Plan. No value was calculated for these options because the exercise price was greater than the year-end closing price.
(/4/) Options were granted on January 4, 1993, and vested at a rate of one-third per year over three years. These options were granted under the Company's 1992 Stock Option Plan.
(/5/) Options were granted on January 15, 1993, and vested at a rate of one-third per year over three years. These options were granted under the Company's 1992 Stock Option Plan.
(/6/) Options were granted on February 21, 1995, and vest at a rate of one-third per year over three years. These options were granted under the Company's 1992 Stock Option Plan.
(/7/) Options were granted on February 2, 1994, and vested at a rate of one-third per year over three years. These options were granted under the Company's 1992 Stock Option Plan.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  F.H. MERELLI. Mr. Merelli has an employment agreement with the Company pursuant to which he agreed to serve in his present capacity for an indefinite term at an initial base annual salary of $150,000. The base salary may be increased (but not decreased) by the compensation committee of the board.

  In addition to the base salary, the employment agreement provides for the grant to Mr. Merelli of stock options for 500,000 shares of the Company's common stock and also provides that Mr. Merelli is eligible for incentive bonuses under any incentive program for executives of the Company which is adopted by the board of directors. No formal incentive bonus program has been adopted as of the date of this proxy statement, although cash bonuses are occasionally granted based upon a subjective determination of an individual's performance.

  It further provides that if he is terminated without cause or because of death or disability, Mr. Merelli or his estate will receive his then-current monthly salary for two years. The Company must also purchase a $500,000 life insurance policy for him.

  Mr. Merelli's stock option agreement provides that upon a change in control of the Company, all of his outstanding options will immediately vest. He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of the Company. Any benefits paid to Mr. Merelli pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

  MONROE W. ROBERTSON. Mr. Robertson has an employment agreement with the Company pursuant to which he agreed to serve in his present capacity for an indefinite term at an initial base annual salary of $115,000. The base salary may be increased (but not decreased) by the compensation committee of the board. Mr. Robertson is also eligible to receive incentive bonuses under any incentive program for executives of the Company which may be adopted by the board of directors. No formal incentive bonus program has been adopted as of the date of this proxy statement, although cash bonuses are occasionally granted based upon a subjective determination of an individual's performance..

  It further provides that if he is terminated without cause or because of death or disability, Mr. Robertson or his estate will receive his then-current monthly salary for two years.

  Mr Robertson's stock option agreement provides that upon a change in control of the Company, all of his outstanding options will immediately vest. He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of the Company. Any benefits paid to Mr. Robertson pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

  CATHY L. ANDERSON. Ms. Anderson has an employment agreement with the Company pursuant to which she agreed to serve in her present capacity for a two year term, which expired January 15, 1995. It provides that if Ms. Anderson continues as an employee after the term of the agreement and is terminated without cause after a change in control, she will receive an immediate payment of two times her then-current annual salary.

  A stock option agreement with Ms. Anderson provides that upon a change in control of the Company, all of Ms. Anderson's outstanding options will immediately vest.

  She is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of the Company. Any benefits paid to Ms. Anderson pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to her employment agreement.

  STEPHEN P. BELL. Mr. Bell has an employment agreement with the Company pursuant to which he agreed to serve in his present capacity for a three year term, which expired February 2, 1997. It provides that if Mr. Bell continues as an employee after the term of the agreement and is terminated without cause after a change in control, he will receive an immediate payment of two times his then-current annual salary.

  A stock option agreement with Mr. Bell provides that upon a change in control of the Company, all of Mr. Bell's outstanding options will immediately vest.

  He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of the Company. Any benefits paid to Mr. Bell pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's compensation committee is composed of its outside, non-employee directors. The compensation committee considers and establishes compensation guidelines and administers several of the Company's benefits plans including the 1992 Stock Option Plan. It also specifically sets salary and benefit levels for the chief executive officer, subject to the terms of his existing employment agreement.

  The Company's compensation committee furnished the following report on the Company's executive compensation policies and programs for inclusion in this proxy statement:

GENERAL COMPENSATION PHILOSOPHY

  The compensation committee wants the Key Production compensation program to be competitive in the oil industry and to attract, retain and reward executives who are capable of successfully leading the Company. We have established a program that consists primarily of base salary and stock options, although executives also receive benefits typically offered to corporate executives. We also consider granting cash bonuses based upon a subjective determination of an individual's performance.

  In keeping with this overall policy, we aim to link management goals with your interests as stockholders by emphasizing the grant of equity interests in the Company. In this way, overall compensation is directly related to the performance of the Company and its stock price through the grant of stock options and other performance based compensation, rather than high base salaries.

BASE SALARIES

  In making decisions regarding base salaries during 1997, the president, by authority of the compensation committee, examined data from 1996 and 1997 surveys prepared by a reputable consulting organization and made recommendations about the base salary of the executive officers (other than himself). The survey included 28 companies engaged in the oil and gas industry, which the president believes reflect the size and type of companies that comprise the Dow Jones Oil--Secondary Index. He reviewed the compensation and benefits of executives in positions of similar overall responsibility for those companies included in the surveys which most closely approximated the size of the Company. Based on this report and an assessment of the skills, experience and achievements of individual executives, the 1997 executive compensation was decided.

  Mr. Monroe W. Robertson, the Company's Senior Vice President, and Mr. Stephen P. Bell, the Company's Vice President- Land, received salary increases of 5.5 percent over fiscal year 1996. Ms. Cathy L. Anderson, the Company's controller, received a salary increase of 8 percent over fiscal year 1996 to bring her salary in line with those of comparable positions included in the surveys. After these increases, the 1997 base salaries of executives of the Company remain near to or below the median level for companies of comparable size engaged in similar business which were included in the surveys. This result is in keeping with our current philosophy that the non-variable portion of any executive officer's pay should be relatively modest.

BONUSES

  During 1997, Ms. Anderson and Mr. Bell each received bonuses. Ms. Anderson's bonus was made in recognition of her substantial efforts in connection with the successful integration of Brock Exploration Corporation and its subsidiaries, which the Company acquired by merger in 1996. Mr. Bell's bonus was made in recognition of his successful negotiation of various transactions related to the Company's California exploration and drilling operations.

STOCK OPTIONS

  Stock options are the central focus of Key Production's long-term incentive program. The managers who are granted stock options gain only when you gain-- when the common stock value goes up.

  In January 1997, option grants were made to all employees who have been selected as participants in the Company's 1992 Stock Option Plan, including the chief executive officer and each of the executive officers. All stock options granted under the 1992 Plan have an exercise price of $11.375, which is equal to the fair market value of the Company's common stock on the grant date and vest over three years. In deciding the size of individual option grants for 1997, we considered the number of options granted to the person in prior years, as well as the total number of options awarded to all employees.

BENEFIT PLANS

  The benefit package offered to executive officers is substantially the same as that for all employees for group health and hospitalization, dental, life and disability insurance, although the Company provides a $500,000 life insurance policy for Mr. Merelli pursuant to his employment agreement.

  The executive officers participate in the Company's 401(k) retirement savings plan, which consists of employee contributions and the Company's matching contribution of up to four percent of the employee's compensation. The Key Production Company, Inc. Income Continuance Plan provides for the continuation of salary and benefits for certain employees in the event of a change in control of the Company. Any payments made pursuant to this plan are in lieu of, and not in addition to, any payments made pursuant to employment agreements.

  Under the Company's non-qualified Deferred Compensation Plan, executive officers and certain other employees are entitled to defer an amount of income equal to the amount they would have been able to contribute to the Company's 401(k) plan, but are prohibited from doing so under Section 402(g) of the Internal Revenue Code of 1986. Participants may also elect to have up to 25 percent of their annual compensation and 75 percent of any bonus withheld and credited to the plan.

IRS SECTION 162(M) DISCLOSURE

  Because the Company's compensation for its executives currently falls far below $1,000,000,we do not have a policy regarding qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. We will consider adopting such a policy if the need ever arises in the future.

CEO COMPENSATION

  Mr. Merelli was hired in late 1992 as the chairman, chief executive officer and president of the Company at a base salary of $150,000. No increase was made to his salary until 1996. At that time, the committee increased his salary to $175,000 in consideration of Mr. Merelli's vision and strong leadership and that the strategic direction of the Company had significantly changed under his leadership.

  The annual compensation paid to Mr. Merelli in 1997 consisted primarily of base salary. No increase was made to his base salary during 1997. The compensation committee believes that Mr. Merelli's base salary remains very conservative for the chairman of the board, president and chief executive officer for a corporation of Key Production's size, being significantly below the median levels of the relevant group included in the surveys. At this time, we prefer to maintain this position and emphasize compensation elements sensitive to Company performance.

  In January 1997, we granted Mr. Merelli stock options for 250,000 shares at an exercise price of $11.375 per share. Grants were also made to all other employees who have been selected as participants in the 1992 Stock Option Plan.

  In deciding upon the 1997 option grant, the committee focused on the importance of Mr. Merelli to the continued growth and development of the Company, his expertise in the industry and demonstrated management skills, his role in the consummation of several important acquisitions since the commencement of his employment and the Company's continued financial success.

  In 1997, Mr. Merelli received matching contributions pursuant to the Company's 401(k) plan and the Company paid the premium for a term life insurance policy it provides for him. These two components of Mr. Merelli's compensation are not based upon performance.

  Mr. Merelli's compensation is inherently tied to the performance of the Company because of the emphasis on option grants. In our view, Mr. Merelli's accomplishments continue to contribute significantly to the long-term value of the Company as reflected in the continued record profits of Key Production.

                                          Respectfully submitted,

                                          Cortlandt S. Dietler
                                          L. Paul Teague

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on Key Production common stock with Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Stock Index. The graph assumes that $100 each was invested on December 31, 1992 and that all dividends were reinvested. We include the information for historical comparative purposes only and you should not consider it indicative of future stock performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG KEY PRODUCTION COMPANY, INC., THE S & P 500 INDEX
                     AND THE DOW JONES SECONDARY OIL INDEX

                       1992         1993         1994         1995         1996         1997
                       ----         ----         ----         ----         ----         ----
        KP             100          115          185          220          510          420
        S&P 500        100          110          112          153          189          252
        DJ OIL 2D      100          111          107          124          153          163

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has been the independent auditor of the Company since 1988, the year of the Company's incorporation, and will continue in that capacity in 1998. A representative of Arthur Andersen LLP will be at the annual meeting to respond to appropriate questions and to make a statement if he desires to do so.

STOCKHOLDER PROPOSALS

  If you want to submit proposals for possible inclusion in the Company's 1999 Proxy Statement, you must do so on or before November 30, 1998.

SOLICITATION

  Key Production is soliciting this proxy on behalf of its board of directors. This solicitation is being made by mail, but may also be made by telephone or in person. We have hired Corporate Investor Communications, Inc. for $4,500 plus expenses to assist in soliciting proxies. If any of our directors, officers, or employees assist, they will not be paid for their soliciting activities. Brokers and other nominees may solicit proxies or authorizations from beneficial owners and the Company will reimburse their reasonable expenses.

STOCKHOLDER LIST

  A stockholder list will be available for your examination during normal business hours at our offices in Denver, Colorado at least ten days prior to the annual meeting.

REVOCABILITY OF PROXY

  You may revoke the enclosed proxy by filing a written notice of revocation with the Company or by providing a later executed proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based upon a review of the copies of forms furnished to us or written representations that no annual form (SEC Form 5)was required, we believe that during 1997 all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Neither Mr. Dietler nor Mr. Teague, the members of the compensation committee, was at any time during fiscal year 1997 or any preceding fiscal year an officer or employee of the Company or any of its subsidiaries. During fiscal year 1996, no executive officer of Key served as a director or member of a compensation (or similarly empowered) committee for any entity whose executive officer or officers served on Key's compensation committee.

ANNUAL REPORT

  The Company's Annual Report for fiscal year 1997, is being mailed to you with this proxy statement. If you want a free copy of the Company's Form 10-K filed with the Securities and Exchange Commission, please write Monroe W. Robertson, Senior Vice President and Secretary, 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202-3404.

                                          By order of the Board of Directors

                                          KEY PRODUCTION COMPANY, INC.

                                          [SIGNATURE OF MONROE W. ROBERTSON]
                                          Monroe W. Robertson
                                          Senior Vice President and Secretary

 WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE
                        POSTAGE-PAID ENVELOPE PROVIDED.

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF
                          KEY PRODUCTION COMPANY, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints F. H. Merelli, Monroe W. Robertson and Cathy
L. Anderson as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and to vote at the annual meeting of stockholders to be held May 7, 1998, or any adjournment thereof, all the shares of common stock of Key Production Company, Inc. held of record by the undersigned on March 18, 1998, as designated below.

1. Election of directors--director nominees:
   F. H. Merelli      Cortlandt S. Dietler      L. Paul Teagae

   [_] FOR all nominees listed above (except as indicated below)
   [_] WITHHOLD AUTHORITY to vote for all nominees
   ---------------------------------------------------------------------------
   To withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line:

2. In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                              Dated: ____________________, 1998

                                              _________________________________
                                                         (Signature)

                                              _________________________________
                                                 (Signature if held jointly)

                                              Please sign exactly as name ap-
                                              pears below. When shares are
                                              held by joint tenants, both
                                              should sign. If acting as attor-
                                              ney, executor, trustee, corpo-
                                              rate officer or in any other
                                              representative capacity, sign
                                              name and title.


  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.